Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2012 with respect to the consolidated financial statements, financial statement schedules, and internal control over financial reporting included in the Annual Report on Form 10-K, for the year ended December 31, 2011 of NorthStar Realty Finance Corporation, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York

February 21, 2012